Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4, as amended, of ConnectOne Bancorp, Inc. of our report dated March 6, 2018, relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of ConnectOne Bancorp, Inc. for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in the proxy statement-prospectus.

Crowe LLP

New York, New York
November 9, 2018